As filed with the Securities and Exchange Commission on January 31, 1997

                                      Registration No. 333-______



                                FORM S-3

                          REGISTRATION STATEMENT
                                 UNDER
                        THE SECURITIES ACT OF 1933

                              ______________

                           FOTOBALL  USA,  INC.
           (Exact name of registrant as specified in its charter)

                Delaware                          33-0614889
      (State or other jurisdiction             (I.R.S. Employer
     of incorporation or organization)         Identification No.)

                               3738 Ruffin Road
                         San Diego, California 92123
                              (619) 467-9900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ______________

                              MICHAEL FAVISH
                              President and
                          Chief Executive Officer
                             Fotoball USA, Inc.
                             3738 Ruffin Road
                        San Diego, California 92123
                              (619) 467-9900
                (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)
                               ___________

                               Copies to:

                        CHARLES I. WEISSMAN, ESQ.
                Shereff, Friedman, Hoffman & Goodman, LLP
                      919 Third Avenue, 20th Floor
                         New York, New York 10022
                             (212) 758-9500
                     Telecopier No.: (212) 758-9526
                               ___________
    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   o

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend
or interest reinvestment plans, check the following box.   X

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.    o

    If this Form is a post-effective supplement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering.   o

    If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   o

                CALCULATION OF REGISTRATION FEE

                                    Proposed        Proposed         Amount
 Title of each         Amount       maximum         maximum            of
class of securities     to be       offering price  aggregate       registration
to be registered      registered    per share(1)    offering price    fee
--------------------  -----------   --------------  --------------  ------------
Common Stock,
 par value
 $.01 per share       220,000 shares    $5.75        $1,265,000       $ 436.21
 --------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended. Based on the average of the high and low sale prices of the Common Stock as reported by the Nasdaq National Market on January 30, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
 Section 8(a), may determine.

____________________________________________________        __________________
No dealer, sales representative or other person
has been authorized to give any information or
to make any representations in connection with
this Offering other than those contained in this
Prospectus and, if given or made, such information                220,000
or representations must not be relied upon as                    Shares of
having been authorized by the Company. This                     Common Stock
Prospectus does not constitute an offer to sell,
or a solicitation of an offer to buy, any securities
other than the registered securities to which it
relates or an offer to, or a solicitation of,
any person in any jurisdiction in which such offer
or solicitation is not authorized or would be
unlawful. The delivery of this Prospectus and/or
any sale made hereunder shall not, under any
circumstances, create any implication that the              FOTOBALL USA, INC.
information contained herein is correct as of
any time subsequent to the date of this Prospectus.
               ________________



              TABLE OF CONTENTS


                                    Page

 Additional Information. . . . . . . . 2
 Incorporation of Certain Documents                         ________________
    by Reference ..................    2
 The Company . . . . . . . . . . . . . 4                      PROSPECTUS
 The Offering. . . . . . . . . . . . . 6
 Risk Factors. . . . . . . . . . . . . 7                    ________________
 Use of Proceeds . . . . . . . . . . .12
 Dividend Policy . . . . . . . . . . .12
 Selling Stockholder.. . . . . . . . .13
 Plan of Distribution. . . . . . . . .13                      January__, 1997
 Legal Matters . . . . . . . . . . . .14
 Experts . . . . . . . . . . . . . . .14
 __________________________________________________          ________________

PROSPECTUS           Subject to completion, dated January 31, 1997


                          220,000 Shares of Common Stock

                             FOTOBALL USA, INC.

    The securities offered hereby (the "Offering") are being sold for the account of the Selling Stockholder named herein and consist of 220,000 shares of common stock, par value $.01 per share ("Common Stock"), of Fotoball USA, Inc., a Delaware corporation (the "Company"), issuable upon exercise of a 110,000 unit purchase option (the "Purchase Option") issued to the Selling Stockholder in connection with its services as the representative of the underwriters in the Company's 1994 initial public offering (the "Initial Public Offering"). Each unit in the Purchase Option consists of one share of Common Stock of the Company and one redeemable common stock purchase warrant ("Warrant"), each Warrant to purchase one share of Common Stock for $7.93, subject to adjustment in certain circumstances, during the four-year period commencing August 11, 1995. The Purchase Option is exercisable at $9.90 per unit. See "Selling Stockholder" and "Plan of Distribution."

    The Common Stock and Warrants are quoted on the Nasdaq National Market under the symbols "FUSA" and "FUSAW", respectively. On January 30, 1997, the closing bid price was $ 5.75 per share of Common Stock and $ 1.63 per Warrant.

    All costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company, except that the Selling Stockholder will pay any commissions and fees applicable to shares sold by the Selling Stockholder and fees of others employed by the Selling Stockholder, including attorneys' fees. See "Plan of Distribution."

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" LOCATED ON PAGES 7-12 OF THIS PROSPECTUS.
                             ________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ________________

        The date of this Prospectus is January __, 1997.

   This Prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitations or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                            ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, upon request such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. This Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and may be accessed through the Commission's Web site.

    The Company's Common Stock is listed on the Nasdaq National Market. Reports, proxy statements and other information can be inspected at the offices of the Nasdaq Stock Market at 1735 "K" Street, N.W., Washington, D.C. 20006. The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission. Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or documents.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "Annual Report"), filed with the Commission on March 30, 1996;

    b. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996, filed with the Commission on May 13, 1996; and

    c. The Company's Quarterly Report on Form 10-QSB/A for the fiscal quarter ended March 31, 1996, filed with the Commission on June 26, 1996;

    d. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996, filed with the Commission on August 14, 1996;

    e. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

    f. The Company's proxy statement for its annual meeting of stockholders held on May 2, 1996;

    g. The description of the Company's Common Stock, contained in the Company's Registration Statement on Form 8-A, filed with the Commission on August 1, 1994; and

    h. The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed with the Commission on August 30, 1996

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or verbal request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such documents should be directed to Fotoball USA, Inc., 3738 Ruffin Road, San Diego, California, Attention: Secretary, Telephone: (619) 467-9900.



















                                THE COMPANY

    Fotoball USA, Inc., a Delaware corporation (the "Company"), designs, develops, manufactures and markets custom sports and non-sports related products for promotional programs. Additionally, the Company designs and manufactures custom sports products which are sold in the licensed product retail market through independent manufacturers' representatives and directly to the customer. The Company currently holds licenses with Major League Baseball, the Major League Baseball Players Association, and the National Association of Professional Baseball Leagues, Inc. (representing professional minor league baseball; collectively, "Professional Baseball"); the National Football League Properties, Inc. and the NFL Players Inc. (collectively, "NFL"); NHL Enterprises, L.P., NHL Enterprises Canada, L.P. and the
National Hockey League Players' Association (collectively,"NHL"); and over sixty (60) colleges and universities ("Colleges"). Pursuant to these licenses, the Company has the right to use, for commercial purposes, the names and logos of sports leagues, teams, colleges and universities and the likenesses of certain sports figures.

    The Company's products include: (i) baseballs: synthetic leather, official size and weight baseballs licensed by Colleges and Professional Baseball, featuring players' images, statistics and/or school, team and league logos; (ii) footballs: synthetic leather, miniature footballs licensed by the NFL and Colleges, featuring helmet logos and shields of NFL teams, NFL Quarterback Club players' images, statistics and/or NFL team and league logos, and College logos and/or mascots; (iii) basketballs: synthetic leather, miniature basketballs licensed by Colleges, featuring College logos and/or mascots; (iv) hockey pucks: all rubber hockey pucks licensed by the NHL, featuring team logos and player images; and (v) custom-designed products, including toy cars based upon characters featured in Chevron's national advertising campaign.

    The Company's business is segregated into two distinct market segments: the promotional product business, in which the Company sells custom products directly to customers, and the licensed product retail market, in which the Company sells directly to mass merchants and through independent representatives to the retail marketplace.

    The Company's promotions customers, which are large corporations such as Chevron, Shell, Coca-Cola, Burger King and McDonalds, purchase the Company's products for use in promotional campaigns and in connection with their sponsorship of professional sports teams. In 1995, 40% of the Company's sales was derived from sales to promotions customers (with 26% of the Company's sales derived from contracts for the sale of promotional products to Burger King Corporation) as compared to 74% in 1994 (with 34% of the Company's sales derived from contracts for the sale of promotional products to Chevron). The Company provides its promotions customers with a wide range of design, product development and manufacturing services. These services include assisting customers in the negotiation of corporate sponsorships with professional sports teams and their associations, in designing and developing promotions and in procuring product licenses and authorizations. The Company is responsible for all phases of production, including creative design, manufacturing, quality control, packaging and shipping.




    At the retail level, the Company's account base has increased to over 2,000 retailers, including selected department stores and mass merchants
(such as Kmart, Wal-Mart, J.C. Penney, Sears, Pro Image and Sports Authority), theme parks (including Disney World , Disneyland , Sea World , Hershey Park and Six Flags ), airport and hotel concessionaires (including Paradise, Duty Free Shops, Host Marriot and the Del-Star Group), various licensed sports specialty and sporting goods chains, various consumer catalogs and Professional Baseball stadiums (including all 28 Major League Baseball stadiums and 95 professional minor league baseball stadiums).

    Fotoball USA, Inc., a California corporation and the predecessor to the Company ("Fotoball California"), was incorporated under the laws of the State of California on December 13, 1988. The Company was incorporated under the laws of the State of Delaware on April 27, 1994, for the purpose of merging and continuing the business of Fotoball California. On July 29, 1994, Fotoball California merged with and into the Company, with the Company being the surviving corporation. The Company's office is located at 3738 Ruffin Road, San Diego, California 92123 and its telephone number is (619) 467-9900.
































                                THE OFFERING
Securities Offered
 by the Company           None

Securities Offered
 by the Selling
 Stockholder              220,000 shares of Common Stock issuable upon
                          exercise of the 110,000 unit Purchase Option.
                          Each unit in the Purchase Option consists of one share of Common Stock and one Warrant to purchase one share of Common Stock for $7.93, subject to adjustment in certain circumstances, during the four-year period commencing August 11, 1995. The
                          Company may redeem the Warrants at a price of $.01 per Warrant at any time upon not less than 30 days' prior written notice to the warrantholders, if the last sale price of the Common Stock has been at least $9.75 per share for the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given.
                          See "Description of Securities."

Common Stock
 Outstanding as of
 December 31, 1996(1)     2,676,742 shares

Nasdaq Symbols            Common Stock: FUSA
                          Warrants: FUSAW

(1) Does not include (i) 258,000 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted under the Company's 1994 Stock Option Plan (the "Option Plan"), (ii) 117,000 shares of Common Stock reserved for issuance upon exercise of stock options which may be granted under the Option Plan, and (iii) 95,000 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted outside of the Option Plan, (iv) 1,411,673 shares of Common Stock issuable upon exercise of outstanding Warrants and (v) 220,000 shares of Common Stock reserved for issuance upon exercise of the Purchase Option and the Warrants contained therein. See "Management -- Option Plan" and "Description of Securities."


                   Estimated Net Proceeds; Use of Proceeds

    If the Selling Stockholder named herein elects to exercise the Purchase Option and the Warrants contained herein, the estimated net proceeds to the Company, would be approximately $1,951,300 (including expenses of the Offering estimated to be approximately $10,000). The Company intends to apply the net proceeds received by the Company from such exercise for working capital and general corporate purposes. See "Use of Proceeds" and "Share Eligible for Future Sale."

                               Risk Factors

   The purchase of the securities offered hereby is speculative and involves a high degree of risk. See "Risk Factors."

                               RISK FACTORS

    The purchase of the shares of Common Stock offered hereby is speculative and involves a high degree of risk, including the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company before making a decision to purchase the securities being offered hereby.

    Dependence Upon Licensing Arrangements. The Company's business is based primarily upon its use of the insignia, logos, names, colors, likenesses and other identifying marks and images on many of its products pursuant to license arrangements with Professional Baseball, the NFL and, to a lesser extent, Colleges. The Company's licensing arrangements expire at various times through December 31, 1998. The Company may acquire other licenses for new product lines; however, there can be no assurance that the Company will be successful in obtaining new licenses. The non-renewal or termination of one or more of the Company's material licenses, particularly with Professional Baseball or the NFL, could have a material adverse effect on the Company's business.

    Dependence on Promotions Business. The Company's promotions business depends primarily upon a series of one-time projects with its customers. Although the Company has had repeat business from certain promotions customers, there can be no assurance that the Company will be able to continue its relationships with its promotions customers or attract new promotions customers to generate enough revenues to operate profitably. During the year ended December 31, 1995, 40% of the Company's sales was derived from sales of the Company's products to 189 customers, of which Burger King accounted for aggregate sales of $2,015,000 or 26% of sales. During the year ended December 31, 1994, 74% of the Company's sales were derived from promotions, of which Chevron accounted for aggregate sales of $2,495,000 or 34% of total sales, and two other customers accounted for aggregate sales of $622,000 or 8% of sales and $639,000 or 9% of sales, respectively. Chevron and Burger King will account for a significant percentage of sales in 1996.

    Dependence Upon Key Personnel. The success of the Company is largely dependent on the personal efforts of Michael Favish, its President and Chief Executive Officer, and Fred Ostern, its Vice President of Marketing. Mr. Favish has entered into a five-year employment agreement with the Company, commencing on August 11, 1994, which, among other things, precludes Mr. Favish from competing with the Company for a period of two years following termination of his employment with the Company. The loss of the services of Mr. Favish would have a material adverse effect on the Company's business and prospects. The Company maintains "key man" life insurance on the life of Michael Favish in the amount of $1,000,000. Mr. Ostern has entered into a three-year employment agreement with the Company, commencing on January 1, 1996, which, among other things, precludes Mr. Ostern from competing with the Company for a period of one year following termination of his employment with the Company. The loss of the services of Mr. Ostern would have a material adverse effect on the Company's business and prospects.







    Seasonality; Concentration of Business; Major League Baseball Strike. During the year ended December 31, 1995, 75% of the Company's sales was derived from baseball-related products and 72% of the Company's sales was recorded during the third (46%) and fourth (26%) quarters. During the year ended December 31, 1994, 85% of the Company's sales was derived from baseball-related products and 86% of the Company's sales was recorded during the first (19%) and second (67%) quarters. Sales during the third and fourth quarters of 1994 were adversely impacted due to the Major League Baseball ("MLB") strike, as discussed below.

   The Company is susceptible to circumstances affecting professional sports leagues or teams, such as player strikes and owner lockouts. On August 12, 1994, the Major League Baseball Players Association (the "MLBPA") went on strike citing differences with team owners regarding compensation. On April
2, 1995, the MLBPA ended their strike and agreed to return to MLB teams without having signed a collective bargaining agreement ("CBA") with team owners. The beginning of the 1995 MLB season was delayed from April 2, 1995 until April 25, 1995. As a result of the strike and the uncertainty as to the continuation in full of the 1995 MLB season, the Company's baseball-related business was materially adversely impacted during the last half of 1994 and the first half of 1995. However, the Company experienced an upsurge in its baseball and football-related business during the last half of 1995. On November 26, 1996 MLB team owners and the MLBPA agreed to a CBA that extends for up to a five year period, ending after the baseball season in 2000. Irrespective of the signing of a CBA, the Company believes that the continuing decrease in the Company's dependence upon baseball-related sales during the past several years will continue in the future, with the introduction of new product lines and non-baseball-related promotions.

    Consumer Trends. The Company's business is vulnerable to a number of factors beyond its control, including changes in consumer tastes and enthusiasm for spectator sports. Although the Company has benefited from the interest of consumers in collecting souvenirs, especially souvenirs relating to professional sports, there can be no assurance that such interest will continue, especially given the occurrence of player strikes and owner lockouts in MLB and the NHL in recent years. Although the Company continuously evaluates its product lines to tailor them to consumer trends, there can be no assurance that it will be successful in doing so.

    Competition and Technological Change. The promotions and sports-related business is highly competitive, diverse and constantly changing. The
Company experiences substantial competition in most of its product categories from a number of companies, some of which have greater financial resources and marketing and manufacturing capabilities than the Company. Many of the Company's products are sold under non-exclusive license agreements, and licensors may license more than one vendor in a particular product line. Although the Company has been successful in obtaining and renewing such licenses, and in being the sole vendor of certain licensed product lines, there can be no assurance that other competitors will not obtain competing licenses to sell the same or similar products in the future. The technology


currently being used by the Company has also contributed to restricting direct competition of its product lines. The future success of the Company will be dependent, in large part, upon its proprietary printing process and ability to keep pace with advancing printing and photographic technology. There can be no assurance that new printing or photographic technology will not be developed that renders the Company's current printing process and products obsolete or inferior or that other competitors will not develop the technology currently used by the Company.

    Foreign Manufacturing and Suppliers. A significant portion of the raw materials used in the production of the Company's products are the blank baseballs, footballs and basketballs. In 1995, the Company purchased approximately 74% of its raw materials from four companies located in China, with one manufacturer accounting for 61% of total raw materials purchased. The Company is increasingly shifting the imprinting of its products, including certain four-color retail product, to companies located in China to capitalize on significantly lower manufacturing costs. Foreign manufacturing is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, the imposition of tariffs, quotas and other import or export controls, and changes in government policies. China currently enjoys most favored nation ("MFN") trading status with the United States, although there can be no assurance that China will continue to enjoy MFN trading status in the future or that conditions on China's MFN status will not be imposed. Any conditions imposed by the President of the United States and any legislation in the United States revoking or placing further conditions on China's MFN trading status could have a material adverse effect on the cost of the Company's baseballs, footballs and basketballs because products originating from China could be subjected to substantially higher rates of duty.
Although alternative suppliers may be available in other countries at competitive prices, and the Company continues to evaluate their ability to compete in terms of cost, quality, production capacity and other considerations, there can be no assurance that the Company would be able to find alternative suppliers in a timely manner or that such suppliers would meet the Company's cost, quality or production capability standards. The inability of a supplier to ship orders of the Company's products in a timely manner could adversely affect the Company's ability to deliver products to its customers on schedule or could otherwise adversely affect the Company.

    Lack of Patent Protection. The Company is able to successfully reproduce an image, with all its half tones, on its products with detail and accuracy, using the Company's proprietary printing process. This process was developed by the Company by combining several pre-existing techniques that are used in other similar industries. To the Company's knowledge, no other company currently has the ability to perform the complete process. The Company does not rely upon any material patents or licensed technology in the operation of its business. The Company does not believe that it is possible to be issued a patent on its proprietary process and, accordingly, there can be no assurance that the Company's techniques, processes and formulations will not otherwise become known to, or independently developed by, competitors of the Company.


    Future Capital Requirements. The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in the development of its products, the successful implementation of new product lines, the successful expansion of the Company's current product lines, competing technological and market developments, and the Company's ability to market its products successfully. To the extent that the funds generated by the Company's initial public offering, together with cash flow from operations, are insufficient to fund the Company's activities, it will be necessary to raise additional funds, through equity or debt financings. Any equity financings could result in dilution to the Company's then existing stockholders, and any financing, if available at all, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly and its business would be adversely affected.

    Dividends. The Company has not paid any dividends on its Common Stock to date and does not intend to pay dividends in the foreseeable future. It is the present intention of the Board of Directors to retain all earnings,if any, for use in the Company's business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. See "Dividend Policy."

    Limitation on Net Operating Loss Carryforwards. As of December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of $2,878,123. These carryforwards are subject to limitations on the amount that can be utilized by the Company in a fiscal year due to change of ownership rules as defined by applicable tax statutes. An ownership change occurred upon completion of the Company's initial public offering which resulted in the limitation on the use of carryforward losses incurred prior to the ownership change. Consequently, the Company will not have a portion of its net operating loss carryforwards available in the current period to offset taxable income, if any, thereby reducing the Company's net income.

     No Assurance of Public Market. Although the Common Stock is listed on the Nasdaq National Market, there can be no assurance that the Company will, in the future, be able to meet all requirements for continued listing thereon. In the absence of an active trading market or if such securities cannot be traded on the Nasdaq National Market, the securities could instead be traded on the Electronic Bulletin Board or in the "Pink Sheets." In such event, the liquidity and stock price of such securities in the secondary market may be adversely affected. In addition, in the event such securities are delisted, broker-dealers have certain regulatory burdens imposed upon them which may discourage broker-dealers from effecting transactions in such securities, further limiting the liquidity of such securities.

    Shares Eligible for Future Sale. As of December 31, 1996, the Company has 2,676,742 shares of Common Stock outstanding. Of such shares, at least 1,457,923 are freely tradeable under the Securities Act of 1933, as amended (the "Securities Act"). The up to 1,218,819 remaining shares are "Restricted Securities," as that term is defined under Rule 144 promulgated under the Securities Act.


    Effect of Outstanding Options. As of December 31, 1996, there were outstanding stock options under the Option Plan to purchase an aggregate of 258,000 shares of Common Stock at per share exercise prices ranging from $5.25 to $8.80 and outstanding stock options outside of the Option Plan to purchase an aggregate of 95,000 shares at per share exercise prices ranging from $.01 to $5.25. In addition, all of the Warrants and the Purchase Option are exercisable. The exercise of such outstanding stock options, the Warrants and the Purchase Option (and the Warrants included therein) will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of Common Stock underlying such stock options, Warrants and the Purchase Option (and the Warrants included therein) may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such stock options, Warrants and the Purchase Option.
In addition, the Company has granted certain demand and piggy-back registration rights with respect to the securities issuable upon exercise of the Purchase Option.

    Certain Anti-takeover Provisions; Authorization of Preferred Stock; Shareholder Rights Plan; Indemnification. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-Laws ("By-Laws") may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control. In particular, the Company has adopted a shareholder rights plan and the Certificate authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

    The Certificate contains provisions to limit the personal liability of its directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law ("DGCL"), including (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock purchase or redemption, as provided in Section 174 of the DGCL, or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL,


including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            USE OF PROCEEDS

    If the Selling Stockholder named herein elects to exercise the Purchase Option and Warrants contained therein, the estimated net proceeds to the Company would be approximately $1,951,300 (including expenses of the Offering estimated to be approximately $10,000). The Company intends to apply the net proceeds received by the Company from such exercise for working capital and general corporate purposes. The Company will not receive any proceeds from the sale of Common Stock offered hereby. See "Use of Proceeds."

                            DIVIDEND POLICY

    To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition and other relevant factors. The Company does not expect to declare or pay any dividends in the foreseeable future.




























                           SELLING STOCKHOLDER

    The following table sets forth certain information with respect to the Selling Stockholder as of December 31, 1996. If the Selling Stockholder elects to exercise the Purchase Option and the Warrants contained therein, the estimated net proceeds to the Company would be approximately $1,951,300.


                                                               Beneficial
                                                               Ownership of
                                                               Shares of
                            Beneficial                         Common Stock
                            Ownership of    Shares of          After  Giving
 Name of                    Shares of       Common Stock       Effect to
 Selling Stockholder        Common Stock    Offered for Sale   Proposed Sale
---------------------       -------------   -----------------  --------------
 Gaines, Berland Inc.(1)       220,000            220,000             0
                            -------------   -----------------  --------------
 Total                         220,000            220,000             0
                            -------------   -----------------  --------------


(1) In connection with the Initial Public Offering, the Company agreed to sell the Purchase Option to the Selling Stockholder for an aggregate of $55. The Unit Purchase Option is exercisable initially at $9.90 per unit for a period of four years commencing August 11, 1995. Each unit in the Purchase Option consists of one share of Common Stock and one Warrant to purchase one share of Common Stock for $7.93, subject to adjustment in certain circumstances during the four-year period commencing August 11, 1995.

                          PLAN OF DISTRIBUTION

    The Selling Stockholder may sell its shares of Common Stock from time to time.

    The 220,000 shares of Common Stock being sold hereby may be offered to purchasers directly by the Selling Stockholder or through underwriters, brokers, dealers or agents from time to time in one or more transactions
(i) in the over-the-counter market, (ii) in transactions other than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or in settlement of, short sales of shares. Any such transactions may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and such underwriters, brokers, dealers or agents or purchasers if the Selling Stockholder effects such transactions by selling shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers,dealers, or agents receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of securities for whom they may act as agent (which discounts, concessions or commission



as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholder and any dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions, or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    The securities offered hereby may be sold pursuant to this Prospectus or pursuant to an available exemption from the registration requirements of the Securities Act, such as the provisions of Rule 144 promulgated under the Securities Act, to the extent applicable. Under the securities laws of certain states, the securities offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration of qualification is available and is complied with. The Company will pay substantially all of the expenses incident to this offering, other than commissions and fees and fees of others employed by the Selling Stockholder, including attorneys fees. The Company will not receive any of the proceeds from the sale of any of the shares of Common Stock by the Selling Stockholder. See "Use of Proceeds."

    The Selling Stockholder will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7 which provisions may limit the timing of purchases and sales of any of the securities by the Selling Stockholder. All of the foregoing may affect the marketability of the securities.

                              LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for the Company by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York.


                                 EXPERTS

    The financial statements of the Company at December 31, 1994 and 1995 appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31,1995 have been audited by Hollander, Gilbert & Co., independent auditors, as set forth in their reports thereon appearing therein, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.














Item 14. Other Expenses of Issuance and Distribution.

         The expenses in connection with the Offering are:

             SEC filing fees                                   $     436.21
             Accounting fees and expenses*                         2,000.00
             Legal fees and expenses*                              5,000.00
             Miscellaneous*                                        2,563.79
                                                               ------------
             Total                                             $  10,000.00
                                                               ============
________________
*     Estimated.

Item 15. Indemnification of Directors and Officers.

    The indemnification of officers and directors of the Company is governed by Section 145 of the DGCL and the Certificate and By-Laws of the Company. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses
(including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of a quorum consisting of the directors who were not parties to the action or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law,


agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

    The Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit.

    The By-Laws provide that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect
(or, to the extent indemnification is broadened, as it may be amended), against any and all judgments, fines and amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and expenses incurred by such person in connection therewith. The By-Laws further provide that, to the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall, at his request, be paid by the Company in advance of the final disposition of such action or proceeding.

    The By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate or By-Laws or otherwise.

    The Company maintains directors and officers liability and company reimbursement insurance which, among other things, (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity such and (ii) provides for payment on behalf of the Company against such loss but only when the Company shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective Certificate or By-Law provisions.











Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits

 1.1       Form of Underwriting Agreement.(1)
 4.1       Form of Representative's Unit Purchase Option.(2)
 4.2       Form of Warrant Agreement.(2)
 4.3       Specimen Warrant Certificate.(3)
 4.4       Specimen Stock Certificate.(3)
 4.5       Specimen Rights Certificate(4)
 4.6       Rights Agreement dated as of August 19, 1996, by and between the
            Registrant and Continental Stock Transfer & Trust Company (4)
 5.1       Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.(5)
 23.1      Consent of Hollander, Gilbert & Co.(5)
 23.2      Consent of Shereff, Friedman, Hoffman & Goodman, LLP (contained in Exhibit 5.1).(5)
 24.1      Power of Attorney (included in Part II of this Registration
            Statement)(5)
 27.1      Financial Data Schedule(5)
_______________________

(1) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 11, 1994 incorporated herein by reference.

(2) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 1, 1994 incorporated herein by reference.

(3) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 9, 1994 incorporated herein by reference.

(4) Exhibits to the Company's Registration Statement on Form 8-A filed with the Commission on August 23, 1996 incorporated herein by reference.

(5)   Filed herewith.

(b) Financial Statement Schedules

    All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

















Item 17. Undertakings.

(a) Indemnification

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned small business issuer hereby undertakes that it will:

   (1) file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

       (iii) include any additional or changed material information on the plan of distribution;

   (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

   (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (4) for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

   (5) for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering of those securities.


                               SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on January 29, 1997.

                                               FOTOBALL USA, INC.
                                               /s/Michael Favish
                                               -----------------
                                               Michael Favish
                                               President, Chief Executive
                                               Officer and Director

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signatures appears below constitutes and appoints Michael Favish and David G. Forster, and each of them (with full power of each of them to act alone), his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof and the Registrant hereby confers like authority on its behalf.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                 Titles                                 Date
---------                 --------                          ----------------

/s/ Michael Favish        President,                        January 29, 1997
------------------        Chief Executive
Michael Favish            Officer and Director
                          (Principal Executive Officer)

/s/ David G. Forster      Vice President, Finance,          January 29, 1997
---------------------     Treasurer, and Chief
David G. Forster          Financial Officer
                          (Principal Financial &
                          Accounting Officer)

/s/ William R. Hasvold    Director                          January 29, 1997
----------------------
William R. Hasvold




/s/ Joel K. Rubenstein    Director                          January 29, 1997
----------------------
Joel K. Rubenstein

/s/ Sabin C. Streeter     Director                          January 29, 1997
---------------------
Sabin C. Streeter

/s/ Robert N. Weingarten  Director                          January 29, 1997
------------------------
Robert N. Weingarten









































                                 Exhibit Index

Exhibit No.  Exhibits
----------   --------

5.1        Opinion of Shereff, Friedman, Hoffman and Goodman, LLP.

23.1       Consent of Hollander, Gilbert & Co.

27.1       Financial Data Schedule.














































